UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2014

PHARMAGEN, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54523	27-0777112
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
9337 Fraser Avenue Silver Spring, MD 20910 (Address of principal executive offices) (zip code)
(204) 898-8160 (Registrant’s telephone number, including area code)
____________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02. Unregistered Sales of Equity Securities.

Sales of Series C Convertible Preferred Stock

On April 1, 2014, we entered into a Securities Purchase Agreement with Bagel Boy Equity Group II, LLC, an entity owned and controlled by our Interim-Chief Operating Officer and Chairman of the Board of Directors, Richard A. Wolpow, pursuant to which we sold one hundred thousand (100,000) shares of our newly created Series C Convertible Preferred Stock at $1.00 per share, for total consideration of $100,000. The issuance was exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as the investors were familiar with our operations and there was no solicitation in connection with the issuance. Our Board of Directors approved an offering of up to five hundred thousand (500,000) shares of Series C Convertible Preferred Stock at $1.00 per share, all of which has now been sold, and three hundred thousand (300,000) of which were purchased by Bagel Boy Equity Group II, LLC.

The shares of Series C Convertible Preferred Stock have one (1) vote per share, are redeemable by us on ten (10) trading days advance notice at two hundred percent (200%) of the purchase price, and are convertible into common stock on either a fixed percentage basis or a variable conversion basis.

On a fixed conversion basis, the holders of the Series C Convertible Preferred Stock can acquire upon conversion, in the aggregate, fifteen percent (15%) of the then-outstanding shares of common stock of the Company. On a variable conversion basis, the shares are convertible at 33.33% of the lowest five (5) closing bid prices of our common stock during the ten (10) trading days prior to conversion. In no event can any single shareholder convert the Series C Convertible Preferred Stock if it will result in their ownership exceeding 9.99% of our then issued and outstanding shares.

Section 9 – Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 (1)	Form of Securities Purchase Agreement for Series C Convertible Preferred Stock

(1)	Incorporated by reference from our Current Report on Form 8-K dated and filed with the Commission on December 16, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pharmagen, Inc.

Dated: April 3, 2014		/s/ Mackie Barch
	By:	Mackie Barch
	Its:	President and Chief Executive Officer

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